Filed pursuant to Rule 433

January 2, 2025

Relating to

Preliminary Prospectus Supplement dated January 2, 2025

to

Prospectus dated September 23, 2022

Registration Statement No. 333-267583-02

Duke Energy Carolinas, LLC

First and Refunding Mortgage Bonds,

$400,000,000 4.85% Series due 2030

$700,000,000 5.25% Series due 2035

Pricing Term Sheet

Issuer:	Duke Energy Carolinas, LLC (the “Issuer”)
Trade Date:	January 2, 2025
Settlement Date:	January 6, 2025
Expected Ratings (Moody’s/S&P)*:	Aa3/A (Stable/Stable)
Security Description:	First and Refunding Mortgage Bonds, 4.85% Series due 2030 (the “2030 Bonds”)	First and Refunding Mortgage Bonds, 5.25% Series due 2035 (the “2035 Bonds”)
Principal Amount:	$400,000,000	$700,000,000
Maturity Date:	March 15, 2030	March 15, 2035
Benchmark Treasury:	4.375% due December 31, 2029	4.250% due November 15, 2034
Benchmark Treasury Price:	99-31+	97-15
Benchmark Treasury Yield:	4.378%	4.571%
Spread to Benchmark Treasury:	+50 bps	+72 bps
Reoffer Yield:	4.878%	5.291%
Price to the Public:	99.858% per 2030 Bond, plus accrued interest, if any, from January 6, 2025	99.663% per 2035 Bond, plus accrued interest, if any, from January 6, 2025
Coupon:	4.85%	5.25%
Interest Payment Dates:	Payable semi-annually in arrears on March 15 and September 15, beginning on September 15, 2025	Payable semi-annually in arrears on March 15 and September 15, beginning on September 15, 2025

Redemption Provisions/ Make-Whole Call:

Prior to February 15, 2030 (the date that is one month prior to the maturity date of the 2030 Bonds (the “2030 Par Call Date”)), the Issuer may redeem the 2030 Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2030 Bonds matured on the 2030 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2030 Bonds +10 basis points less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the 2030 Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2030 Par Call Date, the Issuer may redeem the 2030 Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2030 Bonds to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to December 15, 2034 (the date that is three months prior to the maturity date of the 2035 Bonds (the “2035 Par Call Date”)), the Issuer may redeem the 2035 Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2035 Bonds matured on the 2035 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2035 Bonds +15 basis points less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the 2035 Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2035 Par Call Date, the Issuer may redeem the 2035 Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2035 Bonds to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	26442C BP8 / US26442CBP86	26442C BQ6 / US26442CBQ69
Joint Book-Running Managers:	Barclays Capital Inc. Goldman Sachs & Co. LLC PNC Capital Markets LLC Truist Securities, Inc. Wells Fargo Securities, LLC SMBC Nikko Securities America, Inc. TD Securities (USA) LLC

Co-Managers:	Siebert Williams Shank & Co., LLC Academy Securities, Inc. Samuel A. Ramirez & Company, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, Goldman Sachs & Co. LLC toll-free at (866) 520-4056, PNC Capital Markets LLC toll-free at (855) 881-0697, Truist Securities, Inc. toll-free at (800) 685-4786 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.